Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Nos. 333-123853, 333-190919, 333-177141 and 333-177142) on Form S-8 and Registration Statements (Nos. 333-185316 and 333-191009) on Form S-3 of Pacific Mercantile Bancorp and subsidiaries of our reports dated March 14, 2016, relating to our audits of the consolidated financial statements and internal control over financial reporting that appear in this Annual Report on Form 10-K of Pacific Mercantile Bancorp and subsidiaries for the year ended December 31, 2015.
/s/ RSM US LLP
March 14, 2016
Los Angeles, CA